Exhibit 99.3

GENERAL GROWTH PROPERTIES FILES AMENDED

PLAN OF REORGANIZATION AND INVESTMENT AGREEMENTS

Modifications Increase GGP’s Capital Structure Flexibility and Improve Investment Terms

GGP Remains on Target to Emerge from Chapter 11 in October 2010 with Strong Financial Foundation and Clear Strategic Plan

CHICAGO, IL (August 2, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced it has filed an Amended Plan of Reorganization, Disclosure Statement and amended Investment Agreements with the United States Bankruptcy Court for the Southern District of New York.

As previously announced, the Investment Agreements with affiliates of Brookfield Asset Management, Fairholme Capital Management and Pershing Square Capital Management (“Sponsors”) provide $8.55 billion of capital commitments to GGP in connection with its plan for emergence from Chapter 11.  In addition, the Teacher Retirement System of Texas, a public pension plan, has agreed to invest $500 million in shares of New GGP common stock at $10.25 per share, which will replace the Sponsors’ $500 million equity backstop.

The key modifications to the Plan of Reorganization and Investment Agreements include:

•                  Reinstatement of $1.3 billion of Rouse Bonds due in 2012 and 2013.  GGP’s emergence financing needs will be satisfied in part by the reinstatement of these bonds, so the company does not expect to need the previously contemplated term loan.

•                  Enhancement of the clawback feature of the Investment Agreements, which gives GGP the ability to issue equity at higher prices and retire a portion of the lower-priced equity in the Investment Agreements, to extend the length of GGP’s clawback right after the company emerges from bankruptcy.  In addition, $350 million of Pershing Square’s shares will be available for clawback for a period of 180 days after emergence.  In order to facilitate the extension of Pershing Square’s clawback, $350 million of Pershing Square’s initial investment will be in the form of a note rather than equity.  In the event these shares are not clawed back from Pershing Square, the Company has the option to retire the note by putting to Pershing Square 35 million shares at a price of $10.00 per share.

•                  Conversion of the $250 million backstop equity commitment for a rights offering by Spinco to a $250 million stock purchase by the Sponsors at closing.  The price of the stock has been set at the economically neutral price of $4.76 per share, reflecting the originally contemplated backstop investment at $5.00 per share, net of fees associated with the original rights offering.  This modification is expected to provide greater immediate liquidity to Spinco and allow the company to avoid the need for short-term financing.

•                  Consent to a sale at closing by the Sponsors of up to $500 million of their allocated equity to an affiliate of The Blackstone Group on a pro rata basis.  The closing commitments of each of the Sponsors are unaffected by these equity sales to Blackstone.

•                  These modifications provide more flexibility to GGP in managing its capital structure.

CONTINUED

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com

“We are very pleased with our ability to continue to enhance the Investment Agreements and our capital structure for the benefit of the company and its stakeholders,” said Thomas Nolan, president and chief operating officer of GGP.  “The amended clawback rights enhance our ability to sell $1.9 billion of equity at higher prices than committed by the Sponsors in the original Investment Agreements, market conditions permitting.  We have also improved our flexibility to manage our balance sheet and access the capital markets.  We remain on track to emerge from Chapter 11 in October and continue to build on our leadership position in the industry.  At the same time, these modifications enhance Spinco’s ability to maximize value for its stakeholders.”

The full Amended Plan of Reorganization and accompanying Disclosure Statement can be found at http://www.ggp.com/content/Docs/reorganizationAmended08022010.pdf.

The Bankruptcy Court has set the hearing to consider approval of the Disclosure Statement for August 19, 2010, at 10:00 am EDT.  Following Bankruptcy Court approval of the Amended Disclosure Statement and related voting solicitation procedures, GGP will solicit acceptances of the Plan and seek its confirmation by the Bankruptcy Court.

UBS Investment Bank and Miller Buckfire & Co. LLC are serving as financial advisors to General Growth Properties, and Weil, Gotshal & Manges LLP and Kirkland & Ellis LLP are acting as legal counsel to the Company.

ABOUT GGP

GGP currently has ownership interest and management responsibility for more than 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

NOTE

With respect to GGP’s efforts to raise equity capital to replace some or all of the Pershing Square, Fairholme and Texas Teachers commitments, as noted, the Company has filed a registration statement relating to these securities with the Securities and Exchange Commission.  The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release does not constitute an offer to sell these securities.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements.  Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our ability to successfully complete our plan of reorganization and emerge from bankruptcy, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions.  Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release.  The Company disclaims any obligation to update any forward-looking statements.

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